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                                              EXHIBIT 12
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                             WILLAMETTE INDUSTRIES, INC. AND SUBSIDIARIES
                           COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                      (DOLLAR AMOUNTS IN THOUSANDS)

                                                                                                   Six Months Ended
                                                      Year Ended December 31,                          June 30,
                                     --------    --------    --------    --------    --------    --------    --------
                                       1989        1990        1991        1992        1993        1993        1994
                                     --------    --------    --------    --------    --------    --------    --------
Fixed Charges:
  Interest Cost                       $42,140     $52,028     $63,986     $73,776     $79,194     $40,156     $39,140
  One-third rent expense                2,518       2,948       3,725       4,495       4,819       2,401       2,644
                                     --------    --------    --------    --------    --------    --------    --------
    Total Fixed Charges                44,658      54,976      67,711      78,271      84,013      42,557      41,784
                                     ========    ========    ========    ========    ========    ========    ========

Add (Deduct):
  Earnings before Income Taxes        308,056     208,671      73,609     129,452     189,168      92,689     101,813
  Interest Capitalized                (13,304)    (22,129)       (723)     (7,354)    (15,904)     (7,598)     (5,175)
                                     --------    --------    --------    --------    --------    --------    --------
    Earnings for Fixed Charges       $339,410    $241,518    $140,597    $200,369    $257,277    $127,648    $138,422
                                     ========    ========    ========    ========    ========    ========    ========

Ratio of Earnings to
    Fixed Charges                        7.60        4.39        2.08        2.56        3.06        3.00        3.31
                                     ========    ========    ========    ========    ========    ========    ========
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